As filed with the Securities and Exchange Commission on September 21, 2005
Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MPOWER HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	52-2232143
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

175 Sully’s Trail, Suite 300
Pittsford, New York 14534
(Address of principal executive offices) (zip code)

Mpower Holding Corporation 2005 Long-Term Incentive Plan
(Full title of the plan)

Russell I. Zuckerman, Esq.
175 Sully’s Trail, Suite 300
Pittsford, New York 14534
(Name and address of agent for service)
(585) 218-6550
(telephone number including area code, of agent for service)

Copies to:
Robert B. Goldberg, Esq.
Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
3490 Piedmont Road, N.E., Suite 400
Atlanta, Georgia 30305
(404) 233-2800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $.001 par value per share	11,500,000(1)	$1.375	$15,812,500	$1,861.12

(1)
Includes 7,500,000 shares of Common Stock initially authorized for issuance under the Mpower Holding Corporation 2005 Long-Term Incentive Plan plus an additional 4,000,000 shares that may be issued under this plan as a result of expirations, forfeitures or cancellations under prior option plans. In addition, this Registration Statement also covers any additional shares of Common Stock that become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
The price per share for the shares registered hereby is calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange on September 20, 2005 was $1.375 per share.

(3)
The maximum aggregate offering price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is equal to 11,500,000, the number of shares registered by this Registration Statement as to which options may be granted under the Mpower Holding Corporation 2005 Long-Term Incentive Plan (including 4,000,000 additional shares that may be issued under this plan as a result of expirations, forfeitures or cancellations under prior option plans) multiplied by the price per share indicated above in that no options have yet been granted under this plan.

*
Separately given to participants. Pursuant to the rules for filing a Registration Statement on Form S-8, such information is contained in a document which does not constitute a part of this Registration Statement but which shall, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan information

    Omitted.

Item 2. Registrant Information and Employee Plan Annual Information

    Omitted.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

    The following documents filed by Mpower Holding Corporation (the “Company”) with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.
(c)
The Company’s Current Reports on Form 8-K and amendments thereto filed with the Commission on January 6, 2005, February 7, 2005 (two filed on this date), February 10, 2005, February 14, 2005, February 16, 2005, February 22, 2005, March 15, 2005, May 5, 2005, June 16, 2005, June 30, 2005, July 1, 2005, August 4, 2005 and August 19, 2005.

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on July 30, 2002.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      Not applicable.

Item 5.  Interests of Named Experts and Counsel

      Not applicable.

Item 6.  Indemnification of Directors and Officers

The certificate of incorporation and the by-laws of the Registrant state that the Registrant shall indemnify any officer or director in the event he is made a party to a proceeding or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether criminal, administrative or investigative (other than an action by or on behalf of the Registrant), because he is or was a director or officer against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the officer or director in such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, in regard to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Registrant’s certificate of incorporation and by-laws further state that the Registrant shall not indemnify any officer or director in connection with a proceeding in which such officer or director was adjudged liable to the Registrant, unless and only to the extent the court in which the proceeding was brought upon application determines that despite the adjudication of liability and in view of all of the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The certificate of incorporation and by-laws provide that, to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. The Registrant’s certificate of incorporation and by-laws further provide that the Registrant shall not indemnify any officer or director unless a separate determination has been made that indemnification of such officer or director is permissible because he has met the standard of conduct set forth in the Registrant’s certificate or incorporation or by-laws, respectively.

The determination required to be made by the Registrant’s certificate of incorporation and by-laws shall be made, with regard to a person who is a director or officer at the time of the determination:

1.	by the board of directors of the Registrant by majority vote of directors not at the time parties to the proceeding, even if less than a quorum;
2.	by a committee of disinterested directors designated by a majority vote of the disinterested directors, even if less than a quorum;
3.	if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion; or
4.	by the stockholders of the Registrant.

The Registrant’s certificate of incorporation and by-laws further provide that the Registrant may pay for or reimburse the reasonable expenses incurred by an officer or director as a party to a proceeding in advance of final disposition of the proceeding if the officer or director furnishes to the Registrant a written undertaking to repay any advances if it is ultimately determined that he is not entitled to any indemnification under the Registrant’s certificate of incorporation or by-laws, respectively.

The Registrant’s certificate of incorporation and by-laws also provide that the rights of an officer or director to indemnification set forth in the Registrant’s certificate of incorporation or by-laws, respectively, shall be in addition to any other rights with respect to indemnification, advancement of expenses or otherwise that such officer or director may be entitled to under law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Registrant’s certificate of incorporation provides that it is the intention of the Registrant to provide the indemnification of officers and directors only to the maximum amount permissible under Delaware law.

With certain limitations, Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify a director or officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

As permitted by Section 145(g) of the DGCL, the Registrant maintains liability insurance covering directors and officers.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers. Under the terms of the indemnification agreements, the Registrant has agreed to indemnify the directors and executive officers from and against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the directors and executive officers by reason of being made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of any act or omission to act during such officer’s or director’s term as such or otherwise by reason of the fact that such person is or was a director or officer of the Registrant or any subsidiary or affiliate of the Registrant, to the fullest extent permitted by the DGCL.

The indemnification agreements obligate the Registrant to maintain a directors and officers insurance policy, including a “tail policy” that provides coverage for six years following the date that the individual ceases to be an director or executive officer. The Registrant is also obligated to maintain a trust to provide for the payment of the premiums under the “tail policy.” The agreements further provide that no indemnity will be paid to the extent that the expenses arise from an executive officer’s or director’s violation of law, violation of Section 16(b) of the Exchange Act or conduct that is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Item 7.  Exemption from Registration Claimed

      Not Applicable.

Item 8.  Exhibits

4.1
Mpower Holding Corporation 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit A of the Registrant’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on June 27, 2005).

5	Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in Exhibit 5).
24	Power of Attorney (on signature page).

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Pittsford, State of New York on the 21st day of September, 2005.

MPOWER HOLDING CORPORATION

Date: September 21, 2005	By:	/s/ Rolla P. Huff
Rolla P. Huff
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints each of Rolla P. Huff, S. Gregory Clevenger and Russell I. Zuckerman and any of them as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of September, 2005.

/s/ Rolla P. Huff	/s/ Michael E. Cahr
Rolla P. Huff	Michael E. Cahr
Chief Executive Officer and Chairman of the Board of Directors	Director

/s/ Anthony J. Cassara
Anthony J. Cassara	Peter H.O. Claudy
Director	Director

/s/ Andrew D. Lipman	/s/ Robert M. Pomeroy
Andrew D. Lipman	Robert M. Pomeroy
Director	Director

/s/ Richard L. Shorten, Jr.
Michael M. Earley	Richard L. Shorten, Jr.
Director	Director

/s/ S. Gregory Clevenger	/s/ Russell I. Zuckerman
S. Gregory Clevenger	Russell I. Zuckerman
Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

4.1
Mpower Holding Corporation 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit A of the Registrant’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on June 27, 2005).

5*	Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
23.1*	Consent of Deloitte & Touche LLP.
23.2	Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in Exhibit 5).
24	Power of Attorney (on signature page).

* Filed herewith